AGREEMENT OF MERGER CAYENNE RECORDS, INC. INTO CAYENNE ENTERTAINMENT, INC.

                             AGREEMENT OF MERGER
                                   Between
                            Cayenne Records, Inc.
                        An Arizona Corporation and
                        Cayenne Entertainment, Inc.
                          A Colorado Corporation

WITNESS the term of this Agreement of Merger is by and between Cayenne Records, Inc., an Arizona corporation (hereinafter referred to as "CRI") and Cayenne Entertainment, Inc., a Colorado corporation (hereinafter referred to as "CEI").

RECITALS:

                       XII.   INDEMNITY OF PARTIES

CRI was organized in accordance with the laws of the State of Arizona on January 20, 1999 and has an authorized capitalization of 25,000,000 shares of no par value common stock, of which 18,513,000 shares of common stock are outstanding.

CEI was incorporated in accordance with the laws of the State of Colorado on April 9, 1998. CEI's capitalization is 20,000,000 shares of no par value of common stock and 5,000,000 shares of non-voting preferred stock. CEI's outstanding shares upon the merger shall be 1,505,000 of common stock.

               XIII.   ASSUMPTION OF ASSETS & LIABIITIES

When this Agreement of Merger becomes effective as is hereinafter provided, CEI shall;

Assume all assets, liabilities, agreements, license, shareholder and director minutes including all resolutions thereto standing on the books and records of CRI. Said assumed shareholder and director minutes shall become affixed to the minutes of CEI upon the effective date of this merger. As a result thereof, CRI shall no longer be engaged in business, having been merged into CEI.

                   XIV.   REQUIREMENTS OF ARIZONA LAW

Pursuant to the laws of the State of Arizona, a majority of the directors of a Arizona corporation may enter into an Agreement of Merger setting forth the terms and conditions of proposed merger, including a statement of the capitalization, the number of shares of Capital Stock of the surviving corporation, a statement of the methods of carrying the terms of the Merger Agreement into effect, and such other details as may be deemed necessary to disclose all matters effective in a merger. The laws of the State of Arizona further provide that notice of a proposed merger shall be given by mail to the last known address of each shareholder, not less than twenty (20) days prior to such meeting Such notice shall contain the time and place of meeting. The laws of the State of Arizona provide further that notice of the proposed merger may be waived by stockholders. By the further terms of the laws of the State of Arizona, it is specified that if a majority of the outstanding stock of the Arizona corporation shall be voted in favor of the merger, the Agreement of Merger shall be declared adopted. The vote thereon shall be acknowledged on the Agreement of Merger by the President or Vice President and by the Secretary or Assistant Secretary of the Arizona corporation., where upon the same shall be filed in the office of the Secretary of State of Arizona upon the recordation in the office of the Secretary of State of Arizona, the merger shall, insofar as Arizona law is concerned, be deemed to be consummated.

                      XV.   REQUIREMENTS OF COLORADO LAW

Pursuant to the laws of the State of Colorado, a majority of the directors of a Colorado corporation may enter into an Agreement of Merger setting forth the terms and conditions of proposed merger, including a statement of the capitalization, the number of shares of Capital Stock of the surviving corporation, a statement of the methods of carrying the terms of the Merger Agreement into effect, and such other details as may be deemed necessary to disclose all matters effective in a merger. The laws of the State of Colorado further provide that notice of a proposed merger shall be given by mail to the last known address of each shareholder, not less than ten (10) days prior to such meeting Such notice shall contain the time and place of meeting. The laws of the State of Colorado provide further that notice of the proposed merger may be waived by stockholders. By the further terms of the laws of the State of Colorado, it is specified that if a majority of the outstanding stock of the Colorado corporation shall be voted in favor of the merger, the Agreement of Merger shall be declared adopted. The vote thereon shall be acknowledged on the Agreement of Merger by the President or Vice President and by the Secretary or Assistant Secretary of the Colorado corporation., where upon the same shall be filed in the office of the Secretary of State of Colorado upon the recordation in the office of the Secretary of State of Colorado, the merger shall, insofar as Colorado law is concerned, be deemed to be consummated.

                      XVI.   STATEMENT UNDER ARIZONA LAW

The Agreement of Merger shall be as follows:

   a.The corporations proposing to merge are CRI and CEI. CEI shall be the surviving corporation.
   b.Exchange ratio of CRI common shares to be surrendered and converted for CEI common shares are, two CRI shares for one CEI common share and one warrant to purchase one additional share of common stock at a price of $0.001. Upon merger CRI outstanding shares shall be 18,513,000 and CEI shares shall be 1,505,000 common shares.
   c.The surviving corporation, CEI, agrees that it may be served with process in the State of Arizona in any proceeding for he enforcement of any obligation to which CRI was a party with regard to the merger into CEI and CRI agrees that it may be served with process in the State of Colorado in any proceeding for enforcement of the rights of a dissenting shareholder of CRI against CEI.

                     XVII.   STATEMENT UNDER COLORADO LAW

The terms and conditions of the proposed merger of CRI into CEI, shall be as follows:

   a.The Articles of Incorporation of CEI, which are on file with the Secretary of State of Colorado, including amendment thereto, shall be the Articles of incorporation of the surviving corporation CEI.
   b.All CRI 18,513,000 common shares will be exchanged for 9,256,500 of CEI common shares with one warrant with the right to purchase one additional share of common stock at a exercise price of $0.01.

NOW THEREFORE, in consideration of the foregoing recitals, and the mutual covenants hereinafter set forth CRI and CEI, desire to merge as that term is used in the States of Colorado and Arizona, do hereby, act through a majority of the Board of Directors and Shareholders of each corporation, agree to merge as follows:


                          XVIII.   AGREEMENT TO MERGE

The parties hereby agree that CRI shall be merged into CEI, and they do hereby further specifically agree, in order to accomplish such results, as follows:

   a.Each of the parties hereto shall prepare and cause to be mailed such notices as may be required or be desirable pursuant to the laws of the States of Colorado and Arizona. And in addition, they shall see to the mailing to the stockholders of the parties of all information which may be necessary or desirable in order to permit such stockholders to reach an intelligent and informed decision with respect to the proposed merger. The expense of all such notices, reports and information and of the mailing of same shall be borne by CEI with respect to which the material is prepared and to the stockholders of CRI and CEI regarding materials submitted, as the case may be, including the costs of preparing any reports or documents heretofore published and available and deemed desirable for such distribution. Each of the parties hereto shall proceed with all due diligence, but strictly in cooperation with the other, to secure the approval of the Agreement of Merger by the requisite vote of the stockholders of the parties and shall thereafter see to the filing of all required notices and undertakings of every kind and character, pursuant to the laws of the States of Colorado and Arizona.

   b.Upon the completion of the final steps necessary to permit this Agreement of Merger to become effective, the same shall forthwith become effective wherein CEI, shall take over and assume all of the assets, liabilities, agreements and license at which time, stockholders of CRI shall surrender all their stock certificates representing the 18,513,000 shares of common stock outstanding. CRI shares surrendered to CEI shall be canceled and retired by CEI. Upon this merger all assets, liabilities, agreements, licenses and minutes of CRI shall be adopted to and become the assets, liabilities, agreements, licenses and minutes of CEI.

                           XIX.   EXPENSES AND FEES

CRI shall pay all expenses in connection with the calling and convening of the special stockholders meetings to ratify and approve the Agreement of Merger.

                        XX.   DIRECTORS AND OFFICERS

   a.On the effective date of this merger, the Board of Directors of CEI consisted of four (4) Directors. The terms of office of such members of the Board of Directors shall be until their successors shall be elected and qualified, and serve until the next annual meeting of the surviving CEI. The names and addresses of the CEI Directors are as follows:

Gordon LeBlanc, Jr.                 James B. Pugh
5527 East Camelback Road            1333 W. Guadelupe Road, Suite 521
Phoenix, Arizona 85018              Gilbert, Arizona 85233-3014

Garth Jax                           Nelson Larkin
6244 East Calle Camelia             1707 Division Street, Suite 100
Scottsdale, Arizona 85251           Nashville, Tennessee 37203

   b.Upon the effective date of this merger, the Board of Directors of CEI shall consist of four (4) Directors. The terms of office of such members of the Board of Directors shall be until their successors shall be elected and qualified and shall serve and hold such office until his earlier death, resignation or removal by CEI stockholders. The names and addresses of the four (4) CEI Directors are as follows:

Gordon LeBlanc, Jr.                 James B. Pugh
5527 East Camelback Road            1333 W. Guadelupe Road, Suite 521
Phoenix, Arizona 85018              Gilbert, Arizona 85233-3014

Garth Jax                           Nelson Larkin
6244 East Calle Camelia             1707 Division Street, Suite 100
Scottsdale, Arizona 85251           Nashville, Tennessee 37203

                      XXI.   DISSENTING SHAREHOLDERS

The surviving CEI shall comply with the provisions of applicable law, with the appraisal of and reasonable payment for stock of stockholders objecting to this merger. Reasonable payments for said dissenting stock and the reasonable cost of all proceedings in connection with all matters necessary to be performed in connection therewith will be at CEI's expense.

                XXII.   RESCIND OR ABANDONMENT OF MERGER

Anything herein to the contrary notwithstanding, this merger may be terminated and the merger provided herein rescinded or abandoned at any time prior to the effective date of the merger, before or after such action of the stockholders, pursuant to resolution adopted by the Board of Directors of either party hereto. If payment to dissenting CEI/CRI stockholders, if any, are unreasonable in CRI's opinion and are not acceptable to CRI, then at CRI's election, this Agreement of Merger, the same shall become wholly void and of no effect and there shall be no liability on the part of either party hereto, or their respective Boards of Directors or the stockholders and all exchanges of every kind shall revert back to each party hereto and each party hereto thereafter holds to other party hereto harmless forever.

                            XI.   EXECUTION

This Agreement of Merger may be executed in any manner of counterparts, all of which together shall constitute one original Agreement of Merger.

IN WITNESS WHEREOF, by authority of the Board of Directors of CRI and CEI, CRI and CEI, jointly and severely, hereto have authorized their duly authorized corporate officers to execute this Agreement as of the date and year set forth below.

The effective date of this Agreement shall be the last date stated below.

Agreed to this 6th day of April, 2001

CAYENNE RECORDS, INC.



/s/ Gordon LeBlanc, Jr.                   /s/ Kay LeBlanc
Gordon LeBlanc, Jr. as its President      Kay LeBlanc, as its Secretary

Agreed to this 6th day of April, 2001

CAYENNE ENTERTAINMENT, INC.




/s/ Gordon LeBlanc, Jr.                   /s/ Jim B. Pugh
Gordon LeBlanc, Jr. as its President      Jim B. Pugh, as its Secretary